EXHIBIT 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of December 17, 2007 (the “Effective Date”) between PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (the “Company”), and JAMES B. MCCURRY (“Executive”). This Agreement amends, restates and supersedes the Employment Agreement among the Company, PRG-SCHULTZ USA, INC. (“PRG-USA”) and Executive dated as of July 25, 2005.
     The parties agree as follows:
     1. Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein are to have the meanings set forth in paragraph 8.
     2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 (the “Employment Period”).
     3. Position and Duties.
          (a) During the Employment Period, Executive shall serve as the President, Chairman and Chief Executive Officer of the Company and is to have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the board of directors of the Company (the “Company Board”) to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances and consistent with such position.
          (b) During the Employment Period, the Company Board shall nominate Executive to serve as a member of the Company Board. Subject, as required, to reelection by the Company’s shareholders, Executive shall serve as Chairman of the Company Board, with no additional remuneration payable to Executive for that service. Upon the Date of Termination, Executive shall, at the Company Board’s request, resign from the Company Board.
          (c) During the Employment Period, Executive acknowledges and agrees that from time to time the Company Board may assign Executive additional positions with the Company or the Company’s subsidiaries, or request that Executive serve on the board of directors of the Company’s subsidiaries, with such title, duties and responsibilities as shall be determined by the Company Board. Executive agrees to serve in any and all such positions without additional compensation. Upon the Date of Termination, Executive shall, at the Company Board’s request, resign from all such positions.
          (d) Executive shall report to the Company Board.
          (e) During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the Business and affairs of the

Company, its subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, business-like and efficient manner. During the Employment Period, Executive shall not serve as a director or a principal of another company or any charitable or civic organization without the Company Board’s prior consent, except that the Company Board hereby approves and consents to Executive’s continued service on the board of directors of Interstate Hotels and Resorts, Inc. (or its successors).
          (f) Executive shall perform Executive’s duties and responsibilities principally in the Atlanta, Georgia metropolitan area.
          (g) Executive shall acquire and own that number of shares of the Company’s common stock as is required by any Company Board-approved share ownership program applicable to all of the Company’s senior executives as may be in effect from time to time. Executive shall maintain this minimum ownership requirement at all times during the Employment Period in accordance with the provisions of the share ownership program.
     4. Compensation and Benefits.
          (a) Salary. The Company agrees to pay (directly or through a subsidiary) Executive a salary during the Employment Period in installments (not less frequently than monthly) based on the payroll practices as are applicable from time to time with respect to the Company’s senior executive officers generally. The Company shall set Executive’s initial salary at the rate of $500,000 per year (“Base Salary”). The Compensation Committee of the Company Board shall review Executive’s Base Salary from time to time. The Compensation Committee of the Company Board may, in its sole discretion, increase Executive’s Base Salary, but may decrease Executive’s Base Salary only to the extent that the Company institutes a salary reduction generally and ratably applicable to all senior executives of the Company. If the Company modifies the Base Salary as defined, “Base Salary” in this Agreement is to refer to the modified Base Salary.
          (b) Annual Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus, with the annual bonus potential to be between 70% of Base Salary (i.e., 70% upon achievement of annual “target” performance goals) and a maximum of 140% of Base Salary (i.e., 140% upon achievement of annual “maximum” performance goals), with the “target” and “maximum” performance goals and bonus criteria to be defined and approved by the Compensation Committee of the Company Board in advance for each fiscal year. The Company or its designee shall pay any such annual bonus earned to Executive in a lump sum not later than the 15th day of the third month after the end of the fiscal year to which the annual bonus relates.
          (c) Stock Compensation. During the Employment Period, Executive shall be eligible to receive stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Company Board, as the case may be, may determine on a basis not less favorable than that provided to the Company’s other senior executives. Nothing in this Agreement shall adversely affect any of the awards granted to

Executive on September 29, 2006 under the Company’s Amended and Restated 2006 Management Incentive Plan; all such awards will continue to be governed by the terms and conditions set forth therein.
          (d) Expense Reimbursement. The Company will reimburse (directly or through a subsidiary) Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. Such reimbursements will be made promptly after Executive reports and documents such expenses but in no event will any such reimbursements be made later than the last day of the year following the year in which Executive incurs the expense.
          (e) Standard Executive Benefits Package. Executive is entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package. A summary of such benefits as in effect on the date of this Agreement is attached hereto as Exhibit A.
          (f) Vacation; Holidays. Executive is entitled to four (4) weeks of paid vacation, without carryover for unused vacation, as well as paid holidays in accordance with the Company’s policies in effect from time to time.
          (g) Indemnification. The Company and Executive previously executed the Company’s standard form of Indemnification Agreement, in the form attached hereto as Exhibit B, and it shall remain in full force and effect in accordance with its terms.
          (h) Professional Fees. Promptly following receipt of invoices therefor, the Company will reimburse (directly or through a subsidiary) Executive for Executive’s reasonable professional fees and costs (and related disbursements) incurred in connection with Executive’s negotiation and execution of this Agreement, in an amount not to exceed $15,000.
          (i) Additional Compensation/Benefits. The Compensation Committee of the Company Board, in its sole discretion, will determine any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards.
          (j) Disgorgement of Compensation. If the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law, Executive will reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company (including such compensation payable in accordance with this paragraph 4 and paragraph 6) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the sale of the Company’s securities during that 12-month period.

          (k) Management Incentive Plan. Executive shall be allowed to change the payout schedule with respect to the payment of his performance units granted under the Company’s Amended and Restated 2006 Management Incentive Plan to specify a different payment time provided that the change (i) is permitted by the terms of such plan or as it may be amended, (ii) is consistent with Section 409A of the Code, (iii) is made by written amendment to the applicable performance unit agreement no later than December 31, 2007 and (iv) does not accelerate into 2007 any amounts that would be payable after that time or defer later than 2007 any payments that otherwise would be payable in 2007.
     5. Employment Period.
          (a) Subject to subparagraph 5(b), the Employment Period begins on the Effective Date and will continue until, and will end upon, the third anniversary of the Effective Date.
          (b) The Employment Period will end upon the first to occur of any of the following events: (i) Executive’s death; (ii) the Company’s termination of Executive’s employment on account of Disability; (iii) the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”); (iv) the Company’s termination of Executive’s employment without Cause (a “Termination without Cause”); (v) Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); or (vi) Executive’s termination of Executive’s employment for any reason other than Good Reason (a “Voluntary Termination”).
          (c) Any termination of Executive’s employment under subparagraph 5(b) must be communicated by a Notice of Termination delivered by the Company or Executive, as the case may be, to the other party.
          (d) Executive will be deemed to have waived any right to a Termination for Good Reason based on the occurrence or existence of a particular event or circumstance constituting Good Reason unless Executive delivers a Notice of Termination within 90 days from the date Executive first became aware of the event or circumstance.
     6. Post-Employment Period Payments.
          (a) At the Date of Termination, regardless of the reason for termination of employment, Executive will be entitled to (i) any Base Salary that has accrued but is unpaid, any annual bonus that has been earned but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period and (ii) any plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in paragraph 6, any Company severance pay program or policy). Except as specifically described in this subparagraph 6(a) and in the succeeding subparagraphs of this paragraph 6 (under the circumstances described in those succeeding subparagraphs), from and after the Date of Termination, Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company.

The Company will pay (directly or through a subsidiary) the amounts set forth in (i) above to Executive in a lump sum as soon as administratively practicable after Executive’s Date of Termination; provided, however, that if payment of any such amount at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.
          (b) If the Employment Period ends in accordance with paragraph 5 on account of Executive’s death, Disability, Voluntary Termination or Termination for Cause, the Company will make no further payments to Executive except as contemplated in subparagraph 6(a) or as provided in the following sentence. Subject to paragraphs 11 and 20, if the Employment Period ends in accordance with paragraph 5 on account of Executive’s death or Disability, Executive shall be entitled to a lump sum payment on the first business day that occurs following thirty (30) days after the Date of Termination in an amount equal to Executive’s Average Annual Compensation (as defined below), if the Date of Termination on account of Executive’s death or Disability occurs before all stock options, restricted stock, restricted stock units, stock appreciation rights, performance units or other equity awards that have been first granted to Executive after the Effective Date are not all fully vested and nonforfeitable (not counting as a forfeiture for this purpose any stated expiration date for the awards); in other words, if Executive dies or incurs a Disability before all such awards that have been first granted to Executive after the Effective Date are not all fully vested and nonforfeitable, Executive shall be entitled to the lump sum payment described herein.
          (c) Subject to subparagraph (2) and paragraphs 11 and 20, if the Employment Period ends in accordance with paragraph 5 on account of a Termination without Cause or a Termination for Good Reason, Executive shall be entitled to the following:
(1)	a lump sum payment on the first business day that occurs following thirty (30) days after the Date of Termination in an amount equal to two (2) times Executive’s Average Annual Compensation (for purposes hereof, “Average Annual Compensation” means (x) the average of Executive’s Base Salary in effect for the final two fiscal years in the Employment Period (including the fiscal year in which the Date of Termination occurs), plus (y), the average of the actual annual bonuses paid or payable in respect of the two (2) full fiscal years immediately preceding the fiscal year in which the Date of Termination occurs); and

(2)	continued participation in the Company’s medical and dental plans, on the same basis (including cost) as active employees participate in such plans, until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical or dental insurance plans sponsored by a subsequent employer of Executive or (ii) the second anniversary of the Date of Termination; except that in the event that participation in any such plan is barred or would adversely affect the tax status of the plan pursuant to which the coverage is provided, the Company shall pay Executive on a monthly basis an amount that, following withholding for the application or imposition of any income or employment taxes, is equal to the amount of any premiums paid by Executive to obtain benefits (for Executive and his dependents) equivalent to the benefits he is entitled to receive under the Company’s benefit plans.
          (d) The Company shall make no payments in accordance with subparagraphs 6(c) or (c) if Executive or Executive’s legal representative declines to sign and return a Release Agreement or revokes the Release Agreement within the time provided in the Release Agreement. Executive or Executive’s legal representative must sign and return the Release Agreement for the applicable revocation period to expire and the Release to be effective before the 30th day following the Date of Termination. Notwithstanding the foregoing, nothing in the Release Agreement will require Executive to release any vested claims or rights he has against the Company, or Company’s obligations to Executive, arising out of or relating to any vested employee benefits, including vested equity awards, to which Executive is entitled and that exist prior to the signing of the Release Agreement. This limitation in the Release Agreement includes, but is not limited to, Executive’s vested rights regarding stock options, restricted stock units, stock appreciation rights, shares of stock previously awarded to Executive, equity incentives, 401(k) retirement plan or other benefits, including without limitation health, medical, life, disability and other insurance plans or programs or fringe benefits.
          (e) Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.
     7. Competitive Activity; Confidentiality; Non-solicitation.
          (a) Acknowledgements and Agreements. Executive acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact, either in person, by telephone or through the mails, with the Company’s existing and potential customers and employees. Executive also agrees that any Trade Secrets and Confidential Information of the Company gained by Executive during Executive’s association with the Company have been developed by the Company through substantial expenditures of time, effort and money and constitute the Company’s valuable and unique property. Executive further understands and agrees that the foregoing makes it necessary, for the protection of the Business, that Executive not compete with the Company during the Employment Period and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.
          (b) Confidentiality. During and for a period of five (5) years after the Employment Period, Executive shall treat as confidential and shall not, without the Company’s prior written approval, use (other than in the performance of Executive’s designated duties for the Company) or disclose any Trade Secrets or Confidential Information; provided, however, that Executive’s obligations hereunder with respect to Trade Secrets shall continue for so long as such information and materials remain Trade Secrets under applicable law.
          (c) Records. All records, notes, files, recordings, tapes, disks, memoranda, reports, price lists, client lists, drawings, plans, sketches, documents, equipment, apparatus, and like items, and all copies thereof, relating to the Business or any Trade Secrets or Confidential Information that may be prepared by Executive or that may be disclosed to or that may come into the possession of Executive during the Employment Period, are to be and remain the Company’s sole and exclusive property. Executive shall promptly deliver to the Company the originals and all copies of any of the foregoing that are in Executive’s possession, custody or control, at any time upon request from the Company.
          (d) Executive Inventions.
               (i) All Works are to be the Company’s sole and absolute property, including all patent, copyright, trade secret, or other rights in respect thereof. Executive shall assign to Company all right, title, and interest in and to any and all Works, including all worldwide copyrights, patent rights, and all trade secret information embodied therein, in all media and including all rights to create derivative works thereof. Executive waives any and all rights Executive may have in any Works, including but not limited to the right to acknowledgement as author or moral rights. Executive shall not use or include in Works any patented, copyrighted, restricted or protected code, specifications, concepts, or trade secrets of any third party or any other information that Executive would be prohibited from using by any confidentiality, non-disclosure or other agreement with any third party. Executive shall fully and promptly disclose in writing to the Company any such Works as such Works may arise from time to time.
               (ii) Executive shall, without charge to the Company other than for reimbursement of Executive’s reasonable out-of-pocket expenses, execute and deliver all such further documents and instruments, including applications for patents and copyrights, and perform such acts, at any time during or after the term of this Agreement as may be necessary or desirable, to obtain, maintain, and defend patents, copyrights, or other proprietary rights in respect of the Works or to vest title to the Works in the Company, its successors, assigns, or designees. Without limiting the generality of the foregoing, Executive shall give all lawful testimony, during or after the term of Executive’s employment, that may be required in connection with any proceedings involving any Works so assigned by Executive. Executive shall keep and maintain adequate and complete records (in the form of notes, laboratory notebooks, sketches, drawings, optical drives, hard drives and as may otherwise be specified by the Company) of all inventions and original works of authorship made by Executive (solely or jointly with others) in the course of employment with Company, with the Company’s time, on the Company’s premises, or using the Company’s resources or equipment, which records are to be available to and remain the Company’s sole property at all times.
          (e) Cooperation. Executive shall cooperate at all times to the extent and in the manner requested by the Company and at the Company’s expense, in the prosecution or defense of any claims, litigation or other proceeding involving the Works, the Company’s property or the Trade Secrets or Confidential Information. Executive shall comply with regulations, policies, and procedures established by the Company, including, without limitation, all regulations, policies, and procedures established for the purpose of protecting Trade Secrets and Confidential Information.

          (f) Agreement Not to Compete. During the Employment Period and for a period of two years from the Date of Termination, regardless of the reason for termination of employment, Executive shall not, directly or indirectly, on his own behalf or on behalf of others, provide services which are the same as or substantially similar to Executive’s services for the Company (as described in paragraph 3) on behalf of a Competing Business; provided, however, that this agreement not to compete shall apply only in the Restricted Territory.
          (g) Agreement Not to Solicit Customers. During the Employment Period and for a period of two years from the Date of Termination, regardless of the reason for termination of employment, Executive shall not, without the Company’s prior written consent, directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, (i) solicit or attempt to divert or appropriate to a Competing Business any customer or actual prospect of the Company with whom Executive dealt on the Company’s behalf at any time during the 12-month period immediately preceding the Date of Termination, or (ii) solicit or attempt to divert or appropriate to a Competing Business, any customer or actual prospect of the Company with whom an employee who reports directly to Executive dealt on the Company’s behalf at any time during the 12-month period immediately preceding the Date of Termination.
          (h) Agreement Not to Solicit Employees. During the Employment Period and for a period of two years from the Date of Termination, regardless of the reason for termination of employment, Executive shall not, without the Company’s prior consent, directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert or recruit any Company employee to leave such employment, whether such employment is by written contract or at will.
          (i) Remedies.
               (i) By virtue of the duties and responsibilities attendant to Executive’s employment by the Company and the special knowledge of the Company’s affairs, Business, clients, and operations that Executive has and will have as a consequence of Executive’s employment, Executive acknowledges and agrees that irreparable loss and damage will be suffered by the Company if Executive should breach or violate any of the covenants and agreements contained in this paragraph 7. Therefore, in addition to any other remedies available to the Company, Executive acknowledges and agrees that the Company shall be entitled to an injunction to prevent a breach or contemplated breach by Executive of any of the covenants or agreements contained in this paragraph 7.
               (ii) The existence of any claim, demand, action or cause of action of Executive against the Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to the Company’s enforcement of any of the covenants or agreements contained in paragraph 7. The Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.
          (j) Definition of “Company”. For purposes of this paragraph 7 and paragraphs 8(a) and (d), the “Company” includes any direct and indirect subsidiary, parent, affiliate, or related company of the Company.

     8. Definitions.
          (a) “Business” means, with respect to the Company, (i) audit services (A) to identify and recover lost profits or, in the case of governmental agencies or programs, overpayments or erroneous or wrongful payments or reimbursements, from any source and/or (B) to identify expense containment opportunities; and/or (ii) development and use of technology to provide such services; and/or (iii) consulting services related to (i) and/or (ii).
          (b) “Cause” means, as determined by the Company Board in good faith: (i) a material breach of the duties and responsibilities of Executive or any written policies or directives of the Company (other than as a result of Disability) that is (A) willful or involves gross negligence, and (B) not remedied within 30 days after receipt of written notice from the Company that specifically identifies the manner in which such breach has occurred; (ii) Executive’s commission of any felony that causes damage to the property, business or reputation of the Company; (iii) Executive’s engagement in a fraudulent or dishonest act; (iv) Executive’s engagement in habitual insobriety or the use of illegal drugs or substances; (v) Executive’s breach of Executive’s fiduciary duties to the Company; (vi) Executive’s willful failure to cooperate, or willful failure to cause and direct the persons under Executive’s management or direction, or employed by, or consultants or agents to, the Company to cooperate, with all corporate investigations or independent investigations by the Company Board, all governmental investigations of the Company and all orders involving Executive or the Company entered by a court of competent jurisdiction; (vii) Executive’s violation in any material respect of the Company’s Code of Conduct or the Company’s Code of Ethics for Senior Financial Officers or any successor codes; or (viii) Executive’s engagement in activities prohibited by paragraph 7. Notwithstanding the foregoing, however, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive (i) a letter from the Company Board finding that, in the good faith opinion of the Company Board, Executive was guilty of the conduct set forth in any of the clauses of the preceding sentence and specifying the particulars thereof in detail and (ii) a copy of a resolution duly adopted by the affirmative vote of the members of the Company Board who are not officers of the Company at a meeting of the Company Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Company Board), finding, in the good faith opinion of the Company Board, that Executive was guilty of such conduct and specifying the particulars thereof in detail.
          (c) “Change in Control” means the occurrence of any of the following events: (i) the acquisition of beneficial ownership of a majority of the outstanding voting stock of the Company by any person (other than the Company, a subsidiary of the Company or any person that, on July 25, 2005, beneficially owned not less than four million shares of the common stock of the Company) or any two or more persons (other than persons that, on July 25, 2005, beneficially owned not less than four million shares of the common stock of the Company) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; (ii) at any time during any period of two consecutive years (not including any period prior to July 25, 2005), individuals who at the beginning of such period constituted the Company Board, and any new directors, whose election by the Company Board or nomination for election by the holders of the voting stock of the Company was approved by a vote of at least two-thirds of the directors of the Company then still in office who either were directors of the Company at the beginning of the period or whose election or nomination for election was previously so approved (the “Current Directors”), cease for any reason to constitute a majority thereof, (iii) a merger or a consolidation of the Company with or into another corporation or entity, other than (A) a merger or consolidation with a subsidiary of the Company, or (B) a merger or consolidation in which the holders of voting stock of the Company immediately before the merger hold as a class immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent, the Current Directors constitute at least a majority of the board of directors of such surviving or resulting corporation or its parent, and such surviving or resulting corporation or its parent expressly assume and agree to perform the obligations of the Company under this Agreement; (iv) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately before the exchange hold as a class immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged, the Current Directors constitute at least a majority of the board of directors of such entity, and such entity expressly assumes and agrees to perform the obligations of the Company under this Agreement; (v) the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately before the sale or disposition hold as a class immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold, the Current Directors constitute at least a majority of the board of directors of such entity, and such entity expressly assumes and agrees to perform the obligations of the Company under this Agreement; or (vi) the liquidation or dissolution of the Company.
          (d) “Competing Business” means any person or entity other than the Company engaging in the Business, but does not include discreet subdivisions of an entity which do not engage in the Business.
          (e) “Confidential Information” means any confidential or proprietary information relating to the Company or its customers that is not a Trade Secret, except for information that (i) was generally known prior to the Effective Date; (ii) was in Executive’s possession prior to the Effective Date (other than information supplied to him by the Company or its agents), to the extent Executive has written record of possessing such information prior to the Effective Date; (iii) becomes generally known through no act or omission by Executive; (iv) is supplied to Executive subsequent to the Effective Date by a third party not under an obligation of confidentiality with respect to such information; (v) was independently developed by Executive without reference to or knowledge of any information, data, or disclosures received from the Company; or (vi) is required to be publicly disclosed pursuant to an order of a court or other governmental agency of competent jurisdiction.
          (f) “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Disability, 30 days after the Company gives Notice of Termination to Executive (provided that Executive has not returned to the performance of Executive’s duties on a full-time basis during this 30-day period), (ii) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination, and (iii) if

Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given.
          (g) “Disability” means Executive’s inability or expected inability (or a combination of both) to perform the services required of Executive under this Agreement due to illness, accident or any other physical or mental incapacity for an aggregate of 90 days within any period of 180 consecutive days during which this Agreement is in effect, as agreed by the parties or as determined in accordance with the next sentence. If there is a dispute between Executive and the Company in the determination of Disability as to whether an illness, accident or any other physical or mental incapacity exists or existed during the applicable period, then such dispute is to be decided by a medical doctor selected by the Company and a medical doctor selected by Executive and Executive’s legal representative (or, in the event that these doctors fail to agree, then in the majority opinion of these doctors and a third medical doctor chosen by these doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half of the costs associated with engaging any third medical doctor.
          (h) “Good Reason” means, subject to the next sentence, any of the following: (i) the Company’s demotion of Executive to a lesser position than the position that he is serving in prior to the demotion; (ii) the assignment to Executive of duties materially inconsistent with his position or material reduction of Executive’s duties, responsibilities or authority (as described in paragraph 3), in either case without Executive’s prior written consent; except that a change in the foregoing that results solely from the Company ceasing to be a publicly traded entity or from the Company becoming a wholly owned subsidiary of a publicly traded entity will not, in either event and standing alone, constitute grounds for “Good Reason”; (iii) any decrease in Executive’s Base Salary or annual bonus or benefits under the Standard Executive Benefits Package, except to the extent that the Company has instituted a salary, bonuses or benefits reduction generally and ratably applicable to all senior executives of the Company and PRG-USA and so long as such reduction does not occur in contemplation of, or as the result of, a Change in Control; (iv) unless agreed to by Executive, the relocation of Executive’s principal place of business outside of the metropolitan area of Atlanta, Georgia; (v) the Company Board’s failure to nominate Executive to serve as a member of the Company Board, the failure of the shareholders to re-elect Executive to serve as a member of the Company Board or the removal of Executive from the Company Board other than for Cause (after which removal for Cause this (v) shall no longer be effective); (vi) the failure by the Company, without Executive’s consent, to pay to Executive any portion of Executive’s Base Salary, annual bonus or other benefits within ten business days after the date the same is due, in each case not remedied by the Company within 30 days after receipt by the Company of written notification from Executive to the Company that specifically identifies the Good Reason or (vii) the failure of the Company to offer to renew, extend or replace this Agreement at least six (6) months before the third anniversary of the Effective Date, on terms that are no less favorable in the aggregate to Executive, unless the Employment Period has previously been terminated pursuant to this Agreement before such time. During the one-year period following a Change in Control, however, (i) no Good Reason for termination can occur under this Agreement because of any change in Executive’s title or reporting relationship as a consequence of the Change in Control and any determination of Good Reason, if the determination relates to Executive’s title or reporting relationship, is to be made by reference to Executive’s title or reporting relationship that exists as a consequence of the

Change in Control; and (ii) without limiting the occurrence of Good Reason as defined in the preceding sentence other than because of a change in, or by reference to, Executive’s title or reporting relationship as specified in clause (i) of this sentence, Good Reason for termination can also occur under this Agreement upon: (A) the failure by the Company to continue to provide Executive with benefits at least as favorable in the aggregate to those enjoyed by Executive under the Standard Executive Benefits Package in which Executive was participating at the time of the Change in Control, (B) the taking of any action by the Company that would directly or indirectly materially reduce any such benefits or deprive Executive of any material fringe benefit (including equity-based benefits) enjoyed at the time of the Change in Control, or (C) the Company’s failure to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the Change in Control, excluding in subclauses (A) — (C), any failure or action by the Company that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof from Executive.
          (i) “Notice of Termination” means a written notice that indicates those specific termination provisions in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination by either party is to be effective without a Notice of Termination.
          (j) “Release Agreement” means an agreement, substantially in the form attached hereto as Exhibit C, approved by the Company, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company or any direct and indirect subsidiary, parent, affiliated, or related company of the Company, or their respective officers and directors, except as described in subparagraph 6(d) above.
          (k) “Restricted Territory” means, and is limited to, the geographic area described in Exhibit D. Executive acknowledges and agrees that these are areas in which the Company does Business at the time of execution of this Agreement, and in which Executive will have responsibility, at a minimum, on behalf of the Company.
          (l) “Standard Executive Benefits Package” means those benefits (including retirement, insurance and other welfare benefits, but excluding, except as provided in paragraph 6, any severance pay program or policy of the Company) for which substantially all of the Company’s senior executives are from time to time generally eligible, as determined from time to time by the Compensation Committee of the Company Board.
          (m) “Trade Secrets” means information of the Company or its subsidiaries without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a design, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          (n) “Works” means any work of authorship, code, invention, improvement, discovery, process, formula, code algorithm, program, system, method, visual work, or work product, whether or not patentable or eligible for copyright, and in whatever form or medium and all derivative works thereof, that may be created, made, developed, or conceived by Executive in the course of employment with the Company, with the Company’s time, on the Company’s premises, using the Company’s resources or equipment, or relating to the Business.
     9. Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.
     10. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.
     11. Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., death, disability, separation from service from the Company and its subsidiaries as defined for purposes of Section 409A of the Code) and in such form as complies with the applicable requirements of Section 409A of the Code, to avoid the unfavorable tax consequences provided therein for noncompliance. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Notwithstanding any other provision of this Agreement, if the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) and any of the Company’s stock is publicly traded on an established securities market, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after “separation from service” as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment shall mean a “separation from service” from the Company and all related subsidiaries and entities within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services Executive will perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed by Executive over the immediately preceding thirty-six (36)-month period.
     12. Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the obligations of the Company under this Agreement.
     13. Survival. Subject to any limits on applicability contained therein, paragraph 7 will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
     14. Choice of Law. This Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.
     15. Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
     16. Notices. Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:
          Notices to Executive:
James B. McCurry
45 Finch Forest Trail, N.W.
Atlanta, Georgia 30327
With Notice also to his Counsel:
Rogge E. Dunn, Esq.
Clouse Dunn Khoshbin LLP
1201 Elm Street, Suite 5200
Dallas, Texas 35270-2142
Fax: (214) 220-3833

          Notices to the Company:
PRG Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339
Attn: General Counsel
or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.
     17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.
     18. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way, except for the Company’s Amended and Restated 2006 Management Incentive Plan and any awards granted thereunder which are not being preempted.
     19. Counterparts. This Agreement may be executed in separate counterparts, each of which are to be deemed to be an original and both of which taken together are to constitute one and the same agreement.
     20. Mandatory Reduction of Payments in Certain Events. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first and then any other benefits. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which

Executive was entitled to, but did not receive pursuant to this Section 20, could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm as soon as administratively practicable shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
[ SIGNATURE PAGE TO FOLLOW ]

     The parties are signing this Agreement as of the date stated in the introductory clause.

PRG-SCHULTZ INTERNATIONAL, INC.
By:	/s/ Victor A. Allums
	Name:	Victor A. Allums
	Title:	Senior Vice President & General Counsel

/s/ James B. McCurry
James B. McCurry